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                                                                    EXHIBIT 23.6

                       CONSENT OF NEEDHAM & COMPANY, INC.

     We hereby consent to the inclusion in the Joint Proxy Statement/Prospectus of The DII Group, Inc. and Orbit Semiconductor, Inc. forming part of this Registration Statement on Form S-4 of our opinion dated June 7, 1996 to the Board of Directors of Orbit Semiconductor, Inc. attached as Annex C to such Joint Proxy Statement/Prospectus and to the references to our opinion under the captions "Summary -- Opinions of Financial Advisors" and "The Merger -- Opinions of Financial Advisors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

                                          /S/ NEEDHAM & COMPANY, INC.
                                          NEEDHAM & COMPANY, INC.

June 25, 1996